Amendment to the Declaration of Trust

An Amendment, dated March 7, 2017, to the Amended and Restated Declaration of Trust of MFS Series Trust VII, dated June 24, 2010, as amended, is contained in Post-Effective Amendment No. 57 to the Registration Statement of MFS Series Trust VII (File No. 2-68918 and File No. 811-3090), as filed with the Securities and Exchange Commission via EDGAR on March 13, 2017, under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.